Exhibit 99.1

HeartSciences Provides Business Update and Reports First Quarter of Fiscal 2026 Financial Results

Southlake, TX, September 10, 2025 (GLOBE NEWSWIRE) – HeartSciences Inc. (Nasdaq: HSCS; HSCSW) ("HeartSciences" or the "Company"), an artificial intelligence (“AI”)-powered medical technology company transforming ECGs/EKGs to enable earlier detection of heart disease, today announced its financial results for the first quarter of fiscal 2026 ended July 31, 2025 (“FQ1 2026”) and provided a business update highlighting continued progress.

First Quarter and Recent Highlights

HeartSciences has made substantial progress during FQ1 2026 which saw the Company achieve an FDA Breakthrough Device Designation and successfully launched MyoVista Insights.

MyoVista Insights™ Software Platform

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HeartSciences successfully developed and launched MyoVista Insights, a cloud-native software platform designed to modernize legacy ECG management systems and serve as a marketplace for AI-ECG algorithms. We have invested millions of dollars in the past 18 months to create a platform designed for use with existing ECG devices and to integrate into hospital EHR systems and existing clinical workflows while eliminating the need for a healthcare provider to purchase new ECG devices.
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MyoVista Insights has been designed to provide an AI-ECG marketplace to enable clinical institutions to access both HeartSciences’ and third-party AI-ECG algorithms from millions of ECG devices already in use globally. Importantly, the platform can be implemented onto existing ECG hardware infrastructure with no required capital expenditures, making adoption both seamless and cost-efficient.
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CPT reimbursement codes are now in place for AI-ECG which would cover algorithms provided by MyoVista Insights, using any compatible ECG device. These codes have been approved by CMS (Medicare) for billing are are additive to conventional ECG test reimbursement.
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This enhanced reimbursement framework is expected to support AI-ECG adoption across the healthcare system by benefiting key stakeholders. Hospitals and institutions could increase revenue. Insurers could benefit from earlier interventions and save significant costs. associated with acute care Physicians could make better, earlier diagnosis.. Most importantly, patients experience improved care outcomes.
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The platform began a phased rollout in May 2025, launching at early adopter reference sites. Phase 2 is anticipated to be launched alongside the Company’s first cloud-based algorithm for detecting reduced ejection fraction, which is targeted for FDA submission in the first half of calendar year 2026 with potential clearance later that year.

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Ultimately, the Company aims for MyoVista Insights to become the first cloud-native ECG management software stack, replacing outdated, on-premise solutions in a multibillion-dollar market.

MyoVista® wavECG™ Device

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The MyoVista wavECG device is designed to host AI-ECG algorithm(s) as well as provide conventional ECG information. We are on track to submit under FDA 510(k) in the current calendar year.
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In July 2025, the American Society of Echocardiography (“ASE”) released updated guidelines for evaluating Left Ventricular Diastolic Dysfunction (“LVDD”), placing increased emphasis on cardiac relaxation (e’) and now requiring specific age-based threshold adjustments which increases its commercial value. Although we had incorporated age-based measures previously agreed upon with the FDA, we believe it is now prudent to update the algorithm to reflect the new ASE-published age-based measures.
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We initially anticipated making a single submission under two different product classifications. In light of the algorithm update, the Company now plans separate FDA submissions for the device and software algorithm to streamline review and accelerate potential clearance. This approach would also enable broader software deployment across both MyoVista wavECG and MyoVista Insights.

Other Key Highlights

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The FDA granted Breakthrough Device designation for HeartSciences’ aortic stenosis ECG algorithm.
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The Company continued expanding its intellectual property portfolio, including a key U.S. patent covering the estimation of echocardiographic parameters via ECG. HeartSciences now holds 44 granted patents worldwide.

Management Commentary

“Our progress this quarter reflects both strong execution and a clear regulatory strategy,” said Andrew Simpson, CEO of HeartSciences. “The launch of MyoVista Insights has been well received, and by simplifying our submission pathway, we are positioning the Company to achieve regulatory clearances and initial revenues in 2026. The FDA’s Breakthrough Designation further validates our AI-ECG opportunity as we work to modernize legacy ECG systems and address the diagnostic gap in heart disease.”

First Quarter Fiscal 2026 Financial Results

HeartSciences reported no meaningful revenue for FQ1 2026. As of July 31, 2025 the Company had approximately $2.8 million in cash and cash equivalents, and $3.1 million in shareholders’ equity.

Subsequent to FQ1 2026 ,the Company raised an additional $0.8 million through its ongoing Reg A+ offering and exchanged $0.7 million of debt into equity, further strengthening its balance sheet.

Complete financial results have been filed in the Company’s Quarterly Report for the fiscal quarter ended July 31, 2025 on Form 10-Q with the U.S. Securities and Exchange Commission and is accessible via the Company’s website: www.heartsciences.com.

About HeartSciences

HeartSciences is focused on applying AI to the ECG (EKG) to enhance its clinical utility and improve frontline cardiac screening. With one of the largest libraries of AI-ECG algorithms, the Company is building a device-agnostic, cloud-based solution alongside a low-cost ECG hardware platform. Designed to integrate into existing clinical workflows, HeartSciences’ solutions aim to enable earlier detection of heart disease and improve patient outcomes worldwide.

For more information, please visit: https://www.heartsciences.com. X: @HeartSciences

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are relating to the Company's future financial and operating performance. All statements, other than statements of historical facts, included herein are "forward-looking statements" including, among other things, statements about HeartSciences' beliefs and expectations. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The expectations reflected in these forward-looking statements involve significant assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Potential risks and uncertainties include, but are not limited to, risks discussed in HeartSciences' Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed with the U.S. Securities and Exchange Commission (the "SEC") on July 24, 2025, HeartSciences’ Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2025 filed with the SEC on September 11, 2025 and in HeartSciences' other filings with the SEC at www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations:

Integrous Communications

Mark Komonoski

Partner

Phone: 877-255-8483

Email: mkomonoski@integcom.us

Media Contact:

HeartSciences
Gene Gephart
+1-682-244-2578 Ext. 2024
info@heartsciences.com